Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2012, relating to the consolidated financial statements and financial statement schedule of Enstar Group Limited appearing in the Annual Report on Form 10-K of Enstar Group Limited for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche Ltd.

Hamilton, Bermuda

April 29, 2014